Filed Pursuant to Rule 433
                                                     Registration No. 333-136666
                                                                January 16, 2008

[LETTERHEAD OF THE BEAR STEARNS COMPANIES INC.]


                                                10 YEAR NON-CALL 1 YEAR
                                                  NON INVERSION NOTE

                                             Principal Protected at Maturity

Preliminary Terms as of January 16, 2008
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Preliminary Terms of Note

Issuer:                          The Bear Stearns Companies Inc.

Programme Rating:                A2/A

Issue Amount:                    [USD 1,000,000]

Trade Date:                      [January 18, 2008]

Issue Date:                      [January 31, 2008]

Final Maturity Date:             [January 31, 2018 (10 years)]

Issue Price:                     [negotiated prices agreed to from time to time]

Redemption Price:                [100%]

Coupon:                          [Year 1:        7.50%]
                                 [Year 2-10: 10.00% x n/N per annum, subject to Accrual Provision]

Minimum Coupon:                  0.00%

Accrual Provision:               The Accrual Provision is fulfilled for each day
                                 that the CMS Spread is greater than or equal to the Range Minimum. On any day that the CMS
                                 Spread is not greater than or equal to the Range Minimum, then the Accrual Provision is not fulfilled for that day and interest accrues at the Minimum Coupon rate. On any day that is not a U.S. Government

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

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[LOGO OP BEAR STEARNS COMPANIES INC.]                          Preliminary Terms

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                                 Securities Business Day, the Accrual Provision
                                 for the immediately preceding U.S. Government Securities Business Day shall apply. The CMS Spread observed for the period after the Rate Cut Off Date through to the end of such Calculation Period shall be deemed to be the CMS Spread as observed on the Rate Cut Off Date for that Calculation Period

                                 Where:

                                 n = number of days in the Coupon period for
                                     which the Accrual Provision is fulfilled

                                 N = actual number of days in the Coupon period

Rate Cut Off Date:               Two (2) US Government Securities Business Days
                                 prior to the Coupon Payment Date for the relevant Calculation Period.

CMS Spread:                      [30 Year CMS - 10 Year CMS]

Range Minimum:                   [0.00%]

30 Year CMS:                     The rate for U.S. Dollar swaps with a maturity
                                 of thirty (30) years, expressed as a
                                 percentage, which appears on the Reuters Screen
                                 ISDAFIX1 Page as of 11:00a.m., New York City time, on the day that is two (2) U.S.
                                 Government Securities Business Days preceding that Reset Date

10 Year CMS:                     The rate for U.S. Dollar swaps with a maturity
                                 of ten (10) years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1
                                 Page as of 11:00a.m., New York City time, on the day that is two (2) U.S. Government
                                 Securities Business Days preceding that Reset
                                 Date

Coupon Payment Dates:            [Quarterly on the last calendar day of each
                                 January, April, July and October, starting on
                                 April 30, 2008, subject to Early Redemption, in accordance with the Business Day Convention]

Coupon Period End Dates:         [Quarterly on the last calendar day of each
                                 January, April, July and October, starting on
                                 April 30, 2008, subject to Early Redemption]

Coupon Period:                   Each period from, and including, one Coupon
                                 Period End Date to, but excluding, the next following Coupon Period End Date, except that the initial Coupon Period will commence on, and include, the Issue Date

Early Redemption:                [The Issuer shall have the right to call the
                                 note in whole but not in part at 100% of the Issue Amount on each Coupon Payment Date starting on January 31, 2009 by providing five
                                 (5) Business Days prior written notice]

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[LOGO OP BEAR STEARNS COMPANIES INC.]                          Preliminary Terms

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Day Count Fraction:              [30/360 unadjusted]

Business Days:                   [New York, London]

Business Day Convention:         [Modified Following]

Form:                            [MTN Registered]

Clearing:                        DTC

Minimum Denominations:           [USD 1,000]

Payment and Delivery:            Delivery of the note in full on the Issue Date
                                 to Bear Stearns through DTC, against payment

Governing Law:                   New York

Risk Factors:                    Coupon Risk. For each day during the Coupon
                                 Period that the CMS Spread is less than the Range Minimum, the Issuer will not pay any interest on the Note. It is possible that the CMS Spread will be less than the Range Minimum for so many days during any Coupon Period that the interest payment for that Coupon Period will be zero or less than the amount that would have been paid on an ordinary debt security. To the extent that the CMS Spread remains below the Range Minimum, the market value of the Note may decrease and an investor may receive substantially less than 100% of the issue price if the investor chooses to sell its Note at that time.

                                 Credit and Principal. The Note is an unsecured senior unsubordinated obligation of the Issuer. The Note is principal protected only at maturity and, if called by the Issuer, on the relevant Early Redemption Date.

                                 Liquidity Risk. Neither Bear Stearns nor the
                                 Issuer makes any representation as to the existence of a secondary market for the Note. The market value can be expected to fluctuate significantly and investors should be prepared to assume the market risks associated with these notes. However, under ordinary market conditions, Bear Stearns will offer to repurchase part or all of the Notes outstanding, although there can be no assurance at which price such a bid would be made. The price given, if any, may also be affected by many factors including, but not limited to: the remaining term of the Notes, the general level of interest rates, implied volatility and the cost to the Issuer of unwinding any related hedging activity or any funding arrangement.

No Investment Advice:            In creating this term sheet Bear Stearns is not
                                 providing you with investment advice or a personal recommendation. In the event Bear

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[LOGO OP BEAR STEARNS COMPANIES INC.]                          Preliminary Terms

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                                 Stearns is deemed to have provided you with
                                 investment advice, you acknowledge and agree that Bear Stearns has only done so to the extent that you have provided Bear Stearns with your investment objectives with respect to the Notes and only such investment objectives have been taken into account when assessing the suitability of the Notes for your purposes.

Preliminary Terms of Swap

Counterparty A:                  Bear Stearns Capital Markets

Counterparty B:                  The Bear Stearns Companies Inc.

Notional:                        USD 5,000,000

Trade Date:                      November 15, 2007

Effective Date:                  November 28, 2007

Termination Date:                The sooner of the Early Swap Termination Date
                                 or November 28, 2022

Early Swap Termination Dates:    Counterparty A shall have the right to
                                 terminate the Swap in whole but not in part, at zero cost, on each Formula Rate Payment Date starting on November 28, 2008 by providing ten
                                 (10) Business Days prior written notice

Calculation Agent:               Counterparty A

Payment Currency:                USD

Counterparty A Formula Rate Terms

Formula Rate:                    9.25% x n/N per annum, subject to Accrual
                                 Provision

Minimum Formula Rate:            0.00%

Accrual Provision:               The Accrual Provision is fulfilled for each day
                                 that the CMS Spread is greater than or equal to the Range Minimum. On any day that the CMS
                                 Spread is not greater than or equal to the Range Minimum, then the Accrual Provision is not fulfilled for that day and interest accrues at the Minimum Formula Rate. On any day that is not a U.S. Government Securities Business Day, the Accrual Provision for the immediately preceding U.S. Government Securities Business
                                 Day shall apply. The CMS Spread observed for the period after the Rate Cut Off Date through to the end of such Calculation Period shall be deemed to be the CMS Spread as observed on the Rate Cut Off Date for that Calculation Period.

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[LOGO OP BEAR STEARNS COMPANIES INC.]                          Preliminary Terms

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                                 Where:

                                 n = number of days in the Formula Rate period
                                     for which the Accrual Provision is
                                     fulfilled

                                 N = actual number of days in the Formula Rate
                                     period

Rate Cut Off Date:               Two (2) US Government Securities Business Days
                                 prior to the Formula Rate Payment Date for the relevant Calculation Period.

CMS Spread:                      30 Year CMS - 10 Year CMS

Range Minimum:                   0.00%

30 Year CMS:                     The rate for U.S. Dollar swaps with a maturity
                                 of thirty (30) years, expressed as a
                                 percentage, which appears on the Reuters Screen
                                 ISDAFIX1 Page as of 11:00a.m., New York City time, on the day that is two (2) U.S.
                                 Government Securities Business Days preceding that Reset Date

2 Year CMS:                      The rate for U.S. Dollar swaps with a maturity
                                 of two (2) years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1
                                 Page as of 11:00a.m., New York City time, on the day that is two (2) U.S. Government
                                 Securities Business Days preceding that Reset
                                 Date

Formula Rate Payment Dates:      Quarterly on the 28th calendar day of each
                                 February, May, August and November, starting on
                                 February 28, 2008, subject to Early Swap
                                 Termination, in accordance with the Business
                                 Day Convention

Formula Rate Period End Dates:   Quarterly on the 28th calendar day of each
                                 February, May, August and November, starting on
                                 February 28, 2008, subject to Early Swap
                                 Termination

Formula Rate Period:             Each period from, and including, one Formula
                                 Rate Period End Date to, but excluding, the next following Formula Rate Period End Date, except that the initial Formula Rate Period will commence on, and include, the Effective
                                 Date

Day Count Fraction:              30/360 unadjusted

Business Days:                   New York

Business Day Convention:         Modified Following

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[LOGO OP BEAR STEARNS COMPANIES INC.]                          Preliminary Terms

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Counterparty B Floating Rate Terms


Floating Rate (Years "Y"):       Y1-Y6:   USD LIBOR + 1.50%
                                 Y7-Y9:   USD LIBOR + 1.60%
                                 Y10-Y15: USD LIBOR + 1.70%

USD LIBOR:                       The rate for deposits in U.S. Dollars for a
                                 period of one (1) month which appears on the Telerate Page 3750 as of 11.00 a.m., London time, on the day that is two (2) London Banking
                                 Days preceding that Interest Reset Date

Interest Reset Dates:            Monthly on the 28th calendar day of each month,
                                 starting on the Effective Date

Floating Rate Payment Dates:     Monthly on the 28th calendar day of each month,
                                 starting on December 28, 2007, subject to Early
                                 Swap Termination, in accordance with the Business Day Convention

Floating Rate Period End Dates:  Monthly on the 28th calendar day of each month, starting on December 28, 2007, subject to Early Swap Termination

Floating Rate Period:            Each period from, and including, one Floating
                                 Rate Period End Date to, but excluding, the next following Floating Rate Period End Date, except that the initial Floating Rate Period will commence on, and include, the Effective
                                 Date

Day Count Fraction:              Actual/360 adjusted

Business Days:                   New York and London

Business Day Convention:         Modified Following

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